UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: May 11, 2007

(Date of earliest event reported)

QUEST RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	0-17371 (Commission File Number)	90-0196936 (I.R.S. Employer Identification Number)

9520 North May Ave., Suite 300

Oklahoma City, Oklahoma 73120

(Address of principal executive offices, including zip code)

(405) 488-1304

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On May 11, 2007, Quest Resource Corporation announced its monthly statistics for certain operational information for the month of April 2007.

The information for April 2007 and 2007 year-to-date is as follows:

	2004	2005	2006	2007
	YTD	YTD	YTD	Jan	Feb	Mar	Apr	YTD

Production Wells Drilled	460	99	622	29	39	56	41	165

Production Wells Connected	164	233	638	28	40	45	64	177

Production Wells Recompleted	NA	205	125	4	1	4	10	19

SWD Wells Drilled	8	5	15	0	0	2	2	4

Pipeline Installed (miles)	141.3	119.0	391.8	10.4	17.2	39.6	28.3	95.5

Gross Volumes Transported (mmcf) (1)	12,126.3	13,256.6	16,728.0	1,638.2 (3)	1,543.3	1,787.3	1,780.1 (2)	6,748.9 (2)

Net Acres Leased	NA	14,079	81,500	13,055.6	7,331.9 (2)	3,147.5 (2)	8,491.2 (2)	32,026.2 (2)

(1)         Includes approximately 3,000 to 4,000 mcf/day of natural gas that is transported on Quest’s pipeline gathering system for third parties. Quest receives approximately 30% of these volumes as compensation for transporting this natural gas. On December 1, 2006 Quest separated the gathering system and certain other assets into a limited partnership known as Quest Midstream Partners, L.P.

(2)	Preliminary estimate

(3)         January 2007 gross volumes transported were negatively impacted by downtime primarily due to winter storms in the area. Gross volumes have now resumed to normal levels.

On May 11, 2007, Quest also announced that it had entered into additional natural gas hedging transactions for 2009. After giving effect to such additional transactions, Quest’s natural gas derivative contracts are as follows:

Hedge Summary
	Hedged Price		Vol. (Mmcf)
2007
Southern Star Swap	$7.20	$7.20	2,354
Southern Star Collar	$8.00	$8.63	2,241
NYMEX Collar (1)	$4.83	$5.83	3,650
Southern Star Collar	$8.00	$9.02	2,541
2007 Total	$6.75	$7.46	10,786

2008
Southern Star Swap	$7.35	$7.35	2,326
Southern Star Collar	$8.00	$8.93	2,137
NYMEX Collar (2)	$4.50	$5.52	2,920
Southern Star Collar	$8.00	$9.02	1,963
Southern Star Fixed	$7.35	$7.35	2,326
2008 Total	$6.87	$7.46	11,671

2009
Southern Star Swap	$7.82	$7.82	4,500

(1) 1,825 Bcf with basis lock @ $1.15 per mcf

(2) 1,460 Bcf with basis lock @ $1.03 per mcf

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST RESOURCE CORPORATION

By:	/s/ Jerry D. Cash
Jerry D. Cash
Chief Executive Officer

Date: May 11, 2007

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